UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2011

FleetCor Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35004	72-1074903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Engineering Drive, Suite 300, Norcross, Georgia		30092-2830
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 449-0479

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2011, FleetCor Technologies, Inc. (the “Company”) entered into a new five-year, $900 million Credit Agreement (the “Credit Agreement”), by and among the Company, as guarantor, FleetCor Technologies Operating Company, LLC (“FTOC”), as a borrower and guarantor (the “Initial Borrower”), certain of the Company’s domestic subsidiaries, as guarantors, and certain foreign subsidiaries of the Company to be designated as borrowers at a future date (together with the Initial Borrower, the “Borrowers”), Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and a syndicate of financial institutions (the “Lenders”). The Credit Agreement provides for a $300 million term loan facility and a $600 million revolving credit facility, with sublimits for letters of credit, swing line loans and multicurrency borrowings. Subject to certain conditions, including obtaining commitments of lenders, the Company has the option to increase the facility up to an additional $150 million. The Credit Agreement contains representations, warranties and events of default, as well as certain affirmative and negative covenants, customary for financings of this nature. These covenants include limitations on the Company’s ability to pay dividends and make other restricted payments under certain circumstances and compliance with certain financial ratios. Upon the occurrence and during the continuance of an event of default under the Credit Agreement, the Lenders may declare the loans and all other obligations under the Credit Agreement immediately due and payable. The obligations of the Borrowers under the Credit Agreement are guaranteed by the Company. The obligations of the Borrowers under the Credit Agreement are secured by a pledge of shares of certain domestic and foreign subsidiaries. In accordance with the terms of the Credit Agreement, the Company executed a Pledge Agreement, dated as of June 22, 2011, evidencing such pledge.

Proceeds from the new credit facility were used to refinance the Company’s existing indebtedness under its 2005 Credit Facility with JPMorgan Chase Bank, N.A, J.P. Morgan Europe Limited and the other lenders party thereto (the “2005 Facility”), and its existing indebtedness under its CCS Credit Facility with UniCredit Bank Czech Republic a.s., Bank Austria AG and the other lenders party thereto (the “CCS Facility”) and may also be used for working capital purposes, acquisitions, and other general corporate purposes.

Interest on amounts outstanding under the Credit Agreement accrues based on the British Bankers Association LIBOR Rate (the Eurocurrency Rate), plus a margin based on a leverage ratio, or at the option of the Company, the Base Rate (defined as the rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the prime rate announced by Bank of America, N.A., or (c) the Eurocurrency Rate plus 1.00%) plus a margin based on a leverage ratio. Interest is payable by the Company quarterly in arrears. In addition, the Company has agreed to pay a quarterly commitment fee at a rate per annum ranging from 0.20% to 0.40% of the daily unused portion of the credit facility.

Concurrently with the signing of the Credit Agreement, on June 22, 2011, FleetCor Funding LLC (the “Seller”) and FTOC (the “Servicer”) entered into a fifth amendment to the fourth amended and restated receivables purchase agreement (the “Securitization Facility”) with PNC Bank, National Association (“PNC”), as administrator, and various Purchaser Agents, Conduit Purchasers and Related Committed Purchasers. The amendment to the Securitization Facility revised certain definitions, removes the compliance certification reporting requirement, and removes financial covenant requirements. The obligations of the Seller and Servicer under the Securitization Facility are guaranteed by the Company, as evidenced by the Performance Guaranty, which was also amended to remove the restrictions on acquisitions.

At this time there are no other material relationships between the Company and the various parties to the above disclosed agreements. Affiliates of the parties to the agreements disclosed above and the Company have engaged one another and may engage one another in the future in the ordinary course of business.

The above descriptions of the Credit Agreement, Pledge Agreement and amendments to the Securitization Facility and Performance Guaranty are a summary and are qualified in their entirety by reference to the full text of the executed documents, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto, respectively.

Item 1.02. Termination of Material Definitive Agreement.

As described above, proceeds from the new credit facility have been used to refinance the Company’s existing indebtedness under the 2005 Facility and the CCS Facility. All balances owed under the 2005 Facility and CCS Facility have been paid and the Company’s obligations have been satisfied, with the exception of customary post-termination obligations. See Item 1.01 above, the contents of which are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, the contents of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

10.1	Credit Agreement, by and among FleetCor Technologies, Inc. and certain of its subsidiaries, as borrowers and guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and the other lenders party thereto

10.2	Pledge Agreement, dated as of June 22, 2011, by and among FleetCor Technologies, Inc., FleetCor Technologies Operating Company, LLC, certain Domestic Subsidiary Guarantors and Bank of America, N.A.

10.3	Fifth Amendment to the Fourth Amended and Restated Receivables Purchase Agreement, dated as of June 22, 2011, by and among FleetCor Funding LLC., PNC Bank, National Association and the other parties thereto

10.4	Second Amendment to Performance Guaranty, dated as of June 22, 2011, by and among FleetCor Technologies, Inc., PNC Bank, National Association and the other parties thereto

99.1	Press Release of FleetCor Technologies, Inc. dated June 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FleetCor Technologies, Inc.

June 24, 2011	By:	/s/ ERIC R. DEY
Eric R. Dey
Chief Financial Officer